Exhibit 10.1
EXECUTION VERSION

PURCHASE AND SALE AGREEMENT
BY AND BETWEEN
THI IV BETHESDA LLC
AS SELLER
AND
TAR HEEL OWNER LLC
AS PURCHASER

i

Definitions
The following capitalized terms used in this Agreement are defined in the sections indicated below:

Section
Agreement	1
Apportionment Date	20
Appurtenances	1
Closing	10
Closing Date	11
Contract Date	3
Current Ledger	21
Deed	17
Deposit	3
Encumbrances	12
Environmental Laws	6
Equipment Leases	1
Escrow Instructions	3
Executive Order	8
Existing Management Agreement	7
FF&E	1
Fixed Asset Supplies	2
Franchise Agreement	7
Franchisor	2,7
Government List	9

Hazardous Materials	6
Hotel	1
Improvements	1
Inventories	2
Land	1
Manager	2
Permitted Exceptions	12
Personal Property	2
Property	3
PTO Credit	23
Purchase Price	3
Purchaser	1
Purchaser’s Operating Tenant	7
Rehired Employees	15
Replacement Management Agreement	7
Rooms Agreements	2
SEC	8
Seller	1
Seller’s Operating Tenant	5
Service Contracts	2
Space Leases	2
Stairwell Project	4
Survey	13
Title Commitment	12
Title Company	3

v

Title Policy	12
Uniform System of Accounts	1

PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of the 6th day of May, 2010, by and between THI IV BETHESDA LLC, a Delaware limited liability company (the “Seller”), and TAR HEEL OWNER LLC, a Delaware limited liability company (the “Purchaser”).
Article I
SALE
     Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to buy from Seller:
          1.1 Hotel. All that certain parcel of land located at 8120 Wisconsin Avenue, Bethesda, Maryland 20814, as further described on Exhibit A attached hereto (the “Land”), including all right, title and interest of Seller, if any, in and to the land lying in the bed of any street or highway in front of or adjoining each such parcel to the center line thereof, all water and mineral rights, development rights and all easements, rights and other interests appurtenant thereto (the “Appurtenances”), and together with a 269 room hotel and all other buildings and improvements that are located on the Land, including, without limitation, all elevators, escalators, furnaces, heating, ventilating and air-conditioning systems and equipment, fixtures, electrical equipment, fire prevention and extinguishing apparatus located therein (the "Improvements”). The Land, the Appurtenances and the Improvements collectively are referred to herein as the “Hotel.”
          1.2 Personal Property. All of Seller’s and Seller’s Operating Tenant’s right, title and interest, if any, in the following personalty: (a) all furniture, furnishings, fixtures (other than those which are part of the Improvements), vehicles, rugs, mats, carpeting, appliances, devices, engines, telephone and other communications equipment, televisions and other video equipment, plumbing fixtures, works of art, computers, computer manuals and other equipment, furnishings or personal property located at, and used in connection with, the operation of the Hotel (the “FF&E”); (b) the assignable leases of FF&E identified in Exhibit G attached hereto (the “Equipment Leases”); (c) all items included within the definition of “Property and Equipment” under the Uniform System of Accounts for the Lodging Industry, Tenth Revised Edition, 2006, as published by the Hotel Association of New York City, Inc. (the “Uniform System of Accounts”), including, without limitation, linen, china, glassware, tableware, uniforms and similar items, whether in use or held in stock for future use, in connection with the operation of the Hotel, subject to such depletion and including such resupplies prior to the Closing Date as shall occur in the ordinary course of business (the “Fixed Asset Supplies”); (d) all “Inventories” as defined in the Uniform System of Accounts, such as provisions in storerooms, refrigerators, pantries, and kitchens, beverages in wine cellars and bars, other merchandise intended for sale or resale, fuel, mechanical supplies, stationery, guest supplies, maintenance and housekeeping supplies and other expensed supplies and similar items (the “Inventories”), provided that to the extent that any applicable law prohibits the transfer of alcoholic beverages from Seller to Purchaser, such beverages shall not be considered a part of Inventories (but Seller shall credit against the Purchase Price an amount equal to the cost of such beverages); (e) the assignable service, maintenance and other agreements in connection with the operation of the Hotel identified in Exhibit B attached hereto (the “Service Contracts”); (f) the leases, licenses, concessions and other agreements granting any occupancy, possessory or entry rights in or to the Hotel, identified in Exhibit C attached hereto (the “Space Leases”), including any prepaid rents or deposits held by Seller, Seller’s Operating Tenant or Thayer Lodging Group, Inc., as manager of the Hotel (the “Manager”); (g) the corporate, airline, bus, tour operator, barter and similar agreements to be identified on Exhibit D attached hereto, pursuant to which third parties have been given certain rights to rooms or services at the Hotel from and/or after the Closing Date (the “Rooms Agreements”); (h) the aggregate amount of any deposits received by Seller (whether paid in cash or by credit card) as a downpayment for reservations made for rooms, banquets, meals or other services to be supplied from and/or after the Closing Date; (i) to the extent in Seller’s (or its agent’s) possession, surveys, architectural, consulting and engineering blueprints, plans and specifications and drawings related to the Hotel, all telephone numbers, computer manuals, computer software, programs and data bases, warranties, licenses, permits, sales and marketing materials, books and records, all non-proprietary customer and guest lists and information and any goodwill of Seller, solely to the extent that any of the foregoing are not the property of Doubletree Hotel Systems, Inc. (the “Franchisor”); (j) any and all vehicles and other items of personalty located on, or used in connection with the operation of, the Hotel, but excluding (i) property of guests; (ii) items owned by tenants under the Space Leases; (iii) tax deposits, utility deposits and other deposits held by parties other than Seller, except for any transferable deposits assigned to Purchaser, for which Seller is to be reimbursed as herein provided; (iv) any tax, insurance, FF&E, capital improvement and/or other escrows, impounds or reserves held by Manager or any other party, except to the extent such items are specifically assigned to Purchaser and for which Seller is reimbursed; (v) all checks, drafts, notes and other evidence of indebtedness held at the Hotel on the Closing Date, and any balances on deposit with banking institutions relating to the Hotel, including amounts held in “house banks” and (vi) property of Franchisor (all of the foregoing, collectively, the “Personal Property”). The Personal Property and the Hotel collectively are referred to herein as the “Property.”

Article II
PURCHASE PRICE
          2.1 Purchase Price. In accordance with the terms of this Agreement, Seller shall sell and Purchaser shall buy the Property for a total purchase price of SIXTY-SEVEN MILLION ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($67,100,000.00), subject to adjustment as described in Article XIII below (the “Purchase Price”), payable to Seller on the Closing Date by wire transfer to Chicago Title Insurance Company, (the “Title Company”).
          2.2 Allocation of Purchase Price. Solely for purposes of the settlement sheet, the parties agree that the portion of the Purchase Price allocable to the real estate shall be in an amount equal to $52,865,000.00. Notwithstanding the foregoing, Seller and Purchaser shall use commercially reasonable efforts to mutually agree to an allocation of the Purchase Price among the Land, the Improvements and Personal Property for federal, state and local tax purposes and in the event of such agreement, the parties shall file all federal, state and local tax returns and related documents in a manner consistent with such allocations. Notwithstanding the foregoing, in the event Seller and Purchaser shall fail to reach such agreement, each party shall make their own allocation of the Purchase Price for their own tax returns separately in accordance with their respective judgment.
          2.3 Deposit. Within one (1) business day following the date upon which this Agreement is executed fully by Purchaser and Seller, as evidenced by the last date on the signature page hereof (the “Contract Date”), Purchaser shall deliver to Title Company a deposit (together with any interest earned thereon, the “Deposit”) in the amount of THREE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($3,500,000.00), comprised of immediately available funds. Title Company shall hold the Deposit in accordance with the form of escrow instructions (the “Escrow Instructions”) attached hereto as Exhibit E.
Article III
SELLER’S REPRESENTATIONS, WARRANTIES AND COVENANTS
     In order to induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Purchaser that, and/or covenants with Purchaser that:
          3.1 Good Standing. Seller is a limited liability company organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to business and in good standing in the State of Maryland.

          3.2 Title.
               3.2.1 Seller has good fee simple title to the Hotel, which shall be subject only to the Permitted Exceptions on the Closing Date.
               3.2.2 Seller has good title to the Personal Property, which shall be subject only to the Permitted Exceptions on the Closing Date.
          3.3 Due Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been authorized by all requisite limited liability company actions of Seller (none of which actions have been modified or rescinded, and all of which actions are in full force and effect). This Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.
          3.4 No Violations or Defaults. Seller has not received any written notice of violation or default under and, to Seller’s knowledge, Seller is not in violation or default under, any agreement with any third party, or under any judgment, order, decree, rule or regulation of any court, arbitrator, administrative agency or other governmental authority to which it may be subject, which violation or default will, in any one case or in the aggregate, materially and adversely affect the ownership or operation of the Property or adversely affect Seller’s ability to consummate the transactions contemplated hereby. To Seller’s knowledge, upon closing of the permit relating to the stairwell pressurization project (the “Stairwell Project”), a copy of which is attached hereto as Exhibit J, Seller and Seller’s Operating Tenant will possess all licenses, permits and approvals required by any governmental or quasi-governmental agency, body or officer for the ownership, operation and use of the Property or any part thereof, each of which is valid and in full force and effect. Seller will complete the Stairwell Project in compliance will all applicable governmental ordinances, resolutions, statutes, rules, orders or regulations prior to Closing. Except with respect to the Stairwell Project, Seller has not received written notice within the past two (2) years of any existing violations of any provision of any applicable building, zoning, subdivision, environmental or other governmental ordinance, resolution, statute, rule, order or regulation with respect to the ownership, operation, use, maintenance or condition of the Property or any part thereof requiring any repairs or alterations other than those that have been made prior to the date hereof. To Seller’s knowledge, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller will not (a) violate any law or any order of any court or governmental authority with proper jurisdiction; (b) result in a breach or default under any provision of the organizational documents of Seller; (c) require any consent, or approval or vote of any court or governmental authority or of any third person or entity that, as of the Closing Date, has not been given or taken, and does not remain effective; or (d) result in any Encumbrance, other than a Permitted Exception, against the Property.

          3.5 Leases. Other than the operating lease between Seller and THI IV Bethesda Lessee LLC, a Delaware limited liability company (the “Seller’s Operating Tenant”), which shall be terminated as of the Closing, there are no leases, licenses, concessions or any other agreements giving anyone other than Seller and transient hotel guests a right to use or occupy the Property or any part thereof, except for the Space Leases. Each of the Space Leases is in full force and effect and there are no material defaults thereunder on the part of Seller or Seller’s Operating Tenant and, to Seller’s knowledge, on the part of the applicable tenant thereunder. True and complete copies of each Space Lease have been made available to Purchaser prior to the date of this Agreement on Seller’s due diligence website.
          3.6 Equipment Leases, Service Contracts and Rooms Agreements. Other than agreements pertaining to the performance by the Manager of the centralized services pursuant to the Management Agreement, there are no service, maintenance or other third party agreements necessary in connection with the operation of the Hotel other than the Service Contracts. There are no corporate, airline, bus, tour operator, barter or similar agreements pursuant to which third parties have been given rights to rooms or services at the Hotel from and/or after the Closing Date other than the Rooms Agreements. None of the FF&E is subject to a lease other than an Equipment Lease. True and complete copies of each of the Service Contracts, Rooms Agreements and Equipment Leases have been made available to Purchaser prior to the date of this Agreement on Seller’s due diligence website. Each of the Equipment Leases, Service Contracts and Rooms Agreements are in full force and effect and there are no material defaults thereunder on the part of Seller or Seller’s Operating Tenant and, to Seller’s knowledge, on the part of any counterparty thereto.
          3.7 Litigation. There are no legal suits or arbitration pending against Seller or Seller’s Operating Tenant and Seller has not received any written notice of, and to Seller’s knowledge, there are not, any actions, governmental investigations or other proceedings pending against Seller or threatened against Seller or Seller’s Operating Tenant or affecting the Property before any court or governmental authority which, if determined adversely to Seller or Seller’s Operating Tenant, (a) would reasonably be expected to have a material adverse effect on the financial condition or operations of Seller or the Property or create a lien on the Property or (b) would reasonably be expected to prohibit Seller from entering into or performing this Agreement.
          3.8 Tax Returns. To Seller’s knowledge, all tax returns required of Seller for the Property have been filed or, if not now due, will be duly filed by Seller in a timely manner. All taxes shown on the returns as being due as of the Closing Date have been paid.

          3.9 Condemnation Actions. There are no pending or, to Seller’s knowledge, threatened, eminent domain or condemnation actions or special assessments of any nature with respect to the Property or any part thereof.
          3.10 Hazardous Materials.
               3.10.1 As used herein, “Environmental Laws” shall mean all federal, state and local laws, statues, rules, codes, ordinances, regulations, orders, judgments, decrees, binding and enforceable guidelines, policies or common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment in each case, to the extent binding, relating to the environment, the protection of health or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, 42 USC §9601 et seq.; the Resource Conservation and Recovery Act, 42 USC §6901 et seq.; the Federal Water Pollution Control Act, 33 USC §1251 et seq.; the Toxic Substances Control Act, 15 USC §2601 et seq.; the Clean Air Act, 42 USC §7401 et seq.; the Safe Drinking Water act, 42 USC §3803 et seq.; the Oil Pollution Act of 1990, 33 USC §2701 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 USC §11001 et seq.; the Hazardous Material Transportation Act, 49 USC §1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state, local or foreign counterparts or equivalents, in each case as amended from time to time. As used herein, “Hazardous Materials” shall mean (i) substances that are defined or listed in, or otherwise classified pursuant to, any applicable law or regulations as “hazardous substances,” hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutants,” “contaminants” or other similar term intended to define, list or classify a substance by reason of such substance’s ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or “EP toxicity”, (ii) oil, petroleum or petroleum derivative substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (iii) any flammable substances or explosives or any radioactive materials, (iv) asbestos in any form, (v) polychlorinated biphenyls, (vi) mold, mycotoxins or microbial matter (naturally occurring or otherwise) and (vii) infectious waste.
               3.10.2 Seller has not used, stored, disposed of or released (or permitted to be used, stored, disposed of or released) Hazardous Materials in any manner which, to Seller’s knowledge, would result in any of the following against the Purchaser: any claims, demands, penalties, fines, liabilities, losses, settlements, damages, costs or expenses asserted against or incurred by Purchaser, directly or indirectly, as a result of any governmental action or action by a third party as a result of an alleged violation of Environmental Laws. Seller does not have any knowledge of the presence of any Hazardous Materials on or affecting the

Property except for such Hazardous Materials as are used in the ordinary course of business of the Property in accordance with Environmental Laws or as otherwise described in the reports listed on Exhibit H, copies of which have been or will be provided to Purchaser.
          3.11 Management and Franchise Agreements. There are no existing management contracts or franchise agreements relating to the Property other than (a) the Management Agreement, dated as of August 12, 2005, by and between Seller’s Operating Tenant and Manager (together with all amendments thereto, the “Existing Management Agreement”), which is intended to be terminated and replaced by a management agreement between Tar Heel Lessee LLC, a Delaware limited liability company (“Purchaser’s Operating Tenant”) and Manager, concurrently with the Closing (the “Replacement Management Agreement”) and (b) the Franchise License Agreement, effective as of August 25, 2005, by and between Seller’s Operating Tenant and Doubletree Hotel Systems, Inc. (the “Franchisor”), which is intended to be terminated and replaced by a franchise license agreement between Purchaser’s Operating Tenant and Franchisor concurrently with the Closing (the “Franchise Agreement”).
          3.12 Labor Disputes and Agreements. To Seller’s knowledge, there are no labor disputes pending or threatened as to the operation or maintenance of the Property or any part thereof. Neither Seller nor Seller’s Operating Tenant is a party to any union or other collective bargaining agreement with employees employed in connection with the ownership, operation or maintenance of the Property. Neither Seller nor Seller’s Operating Tenant is a party to any employment contracts or agreements, and neither Seller nor Seller’s Operating Tenant will, between the date hereof and the Closing Date, enter into any new employment contracts or agreements or hire any new employees without the prior written consent of Purchaser.
          3.13 Financial Information. To Seller’s Knowledge, all of Seller’s audited financial information provided to Purchaser is a fair presentation of financial statements of financial position, results of the operations and cash flows of the Property for the periods indicated.
          3.14 Independent Audit. From and after the date hereof until two (2) years after the Closing, Seller shall make the books and records for the years ended December 31, 2009, 2008 and 2007 available to Purchaser and Purchaser’s independent accountants for inspection, copying and audit by Purchaser’s designated accountants at the expense of Purchaser. In the event Purchaser is unable to rely on the audits performed by Seller’s auditors for such years in order to comply with the rules and regulations of the SEC, Seller shall reasonably cooperate with Purchaser to provide such other information and reasonable certifications with respect to the audited historical financial statements of the Property/Seller for the years ended December 31, 2009, 2008, and 2007 as may be necessary in order for

Purchaser to comply with the rules and regulations of the SEC. Seller shall provide Purchaser with copies of, or access to, such factual information, accounting records and financial information as may be reasonably requested by Purchaser or its auditors, and in the possession or control of Seller, to enable Purchaser or its affiliates to file reports or registration statements in compliance with the rules and regulations of the SEC. This Section 3.14 shall survive the Closing for a period of two (2) years.
          3.15 Liquor License. To Seller’s knowledge, the liquor license for the Hotel is in full force and effect.
          3.16 Money Laundering.
               3.16.1 Seller is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specifically Designated National and Blocked person, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 (the “Executive Order”) as a person who commits, threatens to commit, or supports terrorism; and it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation terrorists, terrorist organizations or narcotics traffickers, including, without limitation, those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.
               3.16.2 Neither Seller, nor any person controlling or controlled by Seller, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti bribery laws and regulations (including, without limitation, funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under 18 USC §1956(c)(7)). For purposes of this Agreement, “Government List” means of any of (i) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons) and (iii) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).
          3.17 Certain Limitations on Seller’s Representations and Warranties. The representations and warranties of Seller set forth in this Article III are subject to the following express limitations:

               3.17.1 The expiration or termination of any Space Lease, Equipment Lease, Rooms Agreement or Service Contract by its terms shall not affect the obligations of Purchaser hereunder or render any representation or warranty of Seller untrue;
               3.17.2 For purposes of this Agreement, “to Seller’s knowledge”, “to the knowledge of Seller”, or “known to Seller” (or words of similar meaning) shall mean the actual, present knowledge of Kim Gauthier and Selim Soliman; and
               3.17.3 Seller’s liability shall be limited as set forth in Section 14.7.
Article IV
PURCHASER’S REPRESENTATIONS, WARRANTIES AND COVENANTS
     In order to induce Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants to, and covenants with, Seller as follows:
          4.1 Good Standing. Purchaser is a limited liability company organized and validly existing and in good standing under the laws of the State of Delaware and is, or as of the Closing Date shall be, qualified to do business in the State of Maryland.
          4.2 Due Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been authorized by all requisite limited liability company actions of Purchaser (none of which actions have been modified or rescinded, and all of which actions are in full force and effect). This Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.
          4.3 Litigation. To Purchaser’s knowledge, there are no actions, suits, arbitrations, proceedings, governmental investigations or other proceedings that are pending against Purchaser that would materially and adversely affect its ability to enter into, or perform its obligations under, this Agreement.
          4.4 Money Laundering.
               4.4.1 Purchaser is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specifically Designated National and Blocked person, or for or on behalf of any person, group, entity or nation designated in the Executive Order as a person who commits, threatens to commit, or supports terrorism; and it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation terrorists, terrorist organizations or narcotics traffickers, including, without limitation, those persons or entities that appear on the Annex to the Executive

Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.
               4.4.2 Neither Purchaser, nor any person controlling or controlled by Purchaser, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti bribery laws and regulations (including, without limitation, funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under 18 USC §1956(c)(7)).
Article V
CLOSING
          5.1 Closing. Unless otherwise agreed to by the parties hereto, the consummation of the purchase and sale of the Property as contemplated by this Agreement (the “Closing”) shall take place on the date that is thirty (30) days following the Contract Date (the “Closing Date”). All of Seller’s deliveries and the Purchase Price shall be delivered in escrow to the Title Company prior to the Closing. All transactions at the Closing shall be interdependent and are to be considered simultaneous, so that none are effective until all are effective.
          5.2 Costs. Purchaser shall be responsible for the cost of all transfer taxes, recording taxes and fees (and any bulk sales taxes and other personal property taxes associated with the Closing, if any). Purchaser shall pay for all costs associated with the Title Policy and the Survey. Seller shall pay for any and all fees associated with the defeasance or prepayment of any existing financing on the Property and Purchaser shall pay all costs associated with its financing of the Property, if any; provided that Purchaser’s ability to obtain any such financing for the acquisition of the Property shall not be a condition to the Closing contemplated hereby. Each party shall pay its own attorneys’ fees incurred in connection with this transaction.
Article VI
ACTIONS PENDING CLOSING
          6.1 Conduct of Business; Maintenance and Operation of Property. Between the Contract Date and the Closing Date, Seller shall, or shall cause Operating Tenant and the Manager to, (a) carry on the business of the Property as a full-service hotel in the ordinary course and in a good and diligent manner consistent with prior practice, (b) maintain its books of account and records in the usual, regular and ordinary manner, in accordance with accounting principles applied on a basis consistent with that used in keeping its books in prior years and (c) use reasonable efforts to preserve its present business organization, retain the services of its present officers, partners and employees and preserve its relationships with suppliers and others having business dealings with it. Seller shall continue to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Property in generally the same manner as the Seller did prior to the execution of this Agreement. Seller shall cause the Property to be maintained in its present order and condition, normal wear and tear excepted, and shall cause the continuation of the normal operation thereof, including the purchase and replacement of supplies and equipment, the maintenance of its beneficial relations with guests, suppliers and others having business dealings with the Seller. Seller shall not remove or permit to be removed any Personal Property except as necessary for repairs or replacements of worn out or obsolete items.
          6.2 Title.
               6.2.1 Purchaser has obtained a binding commitment for an owner’s policy of title insurance to be issued by the Title Company to Purchaser on American Land Title Association Form 2006, commitment number 4510-45495 (the “Title Commitment”), committing to insure Purchaser’s good and marketable fee simple title to the Hotel. Seller shall satisfy the requirement, set forth as item numbers 1, 5, 7, 8, 9 and 10 of Schedule B, Section I of the Title Commitment. The title policy to be issued pursuant to the Title Commitment (the “Title Policy”) shall be in an amount equal to $52,865,000.00. The Title Policy shall show no liens, mortgages, deeds of trust, security interests, pledges, charges, options, encroachments, easements, covenants, leases, reservations or restrictions of any kind (the “Encumbrances”) other than: (i) the lien of any mortgage or deed of trust executed by Purchaser in favor of Purchaser’s lender; (ii) applicable zoning regulations and ordinances; (iii) liens for taxes, assessments, and governmental charges not yet due and payable; (iv) minor encroachments as disclosed on the existing survey of the Property, a copy of which has been made available to Purchaser for its review and (v) the Permitted Exceptions.
               6.2.2 Purchaser has agreed to accept all exceptions shown on the Title Commitment (the “Permitted Exceptions”), which list is attached hereto as Exhibit G.
          6.3 Survey. Purchaser has obtained an as-built survey of the Property, prepared in conformity with current American Land Title Association/American Congress on Surveying and Mapping standards for “Class-A” surveys and certified, pursuant to a certification reasonably acceptable to Purchaser, to Purchaser, any lender designated by Purchaser and the Title Company by a duly licensed land surveyor or professional engineer (the “Survey”).

          6.4 Cooperation. Seller shall cooperate reasonably, at no cost to Seller, with Purchaser in securing the transfer or issuance of any permits or licenses necessary to permit the lawful, continuous operation of the Property by Purchaser immediately following the Closing Date.
          6.5 Service Contracts; Equipment Leases; Space Leases. Between the Contract Date and the Closing Date, Seller shall not permit Seller’s Operating Tenant to, renew, extend or modify any Service Contract, Equipment Lease or Space Lease or enter into any new such agreements that would survive the Closing Date, without Purchaser’s prior written consent in each instance (which consent shall not be withheld or delayed unreasonably).
          6.6 Liquor License. Promptly following the Contract Date, Purchaser shall make an application to the appropriate governmental authorities to have the existing liquor license for the Hotel transferred to an entity designated by Purchaser in compliance with local law, and Seller shall fully cooperate with Purchaser in this regard, including, without limitation by (i) for up to one-hundred eighty (180) days after the Closing, executing such documents as are legal and customary to permit the continued sale of alcoholic beverages at the Hotel pending such approval and (ii) ensuring that all fees and obligations with respect to the existing liquor license are current, such cooperation shall be at Purchaser’s sole cost and expense to the extent not otherwise Seller’s obligation under this Agreement. Purchaser shall use all reasonable efforts, at its sole cost and expense, to obtain the approval of applicable authorities for the transfer of the existing liquor license as soon as is practical following Closing. Purchaser shall maintain liquor liability insurance in amounts currently maintained by Seller naming Seller as an additional insured, and further agrees to indemnify, defend and hold Seller harmless from and against any liability, cost or expense arising out of Seller’s cooperation with Purchaser during such interim period. The provisions of this Section 6.6 shall survive the Closing.
          6.7 Inspection. Purchaser shall have the right, upon reasonable notice to Seller, at its own risk, cost and expense and at any date or dates prior to Closing, to enter, or cause its agents or representatives to enter, upon the Property for the purpose of making surveys or other tests, test borings, inspections, investigations and/or studies of the Property, provided that any invasive testing shall require Seller’s consent, which may be withheld in its discretion. In addition, Purchaser may conduct such architectural, environmental, economic and other studies of the Property as Purchaser may, in its sole discretion, deem desirable. Purchaser shall not make any physical alterations to the Property, such entry shall not interfere with the guests or management of the Property, and Purchaser shall indemnify and hold Seller harmless from any cost, claim or expense in connection therewith, except that Purchaser’s obligations as set forth in this sentence shall not extend to previously existing conditions that are discovered by Purchaser to be present on, under or about the Property. Purchaser shall have reasonable access during normal business hours to documentation, agreements and other information in the possession of Seller or Seller’s agents related to the Property and shall have the right to make copies of same. Seller shall permit Purchaser, its agents and employees, reasonable use of complimentary rooms at the Property and food and beverage services at cost, subject to availability. If Purchaser elects to terminate this Agreement pursuant to the provisions of Section 6.7(b) below, Purchaser agrees to supply Seller with copies of any tests, studies or inspections of the Property performed pursuant to this Section 6.7(a).
          6.8 Management Agreement. Purchaser and Seller shall enter into the Replacement Management Agreement, substantially in the form attached hereto as Exhibit I.
          6.9 Franchise Agreement. Purchaser acknowledges that Purchaser’s purchase of the Hotel as contemplated by this Agreement requires obtaining Franchisor’s prior written consent and the execution of a new franchise agreement between Franchisor and Purchaser’s Operating Tenant for the operation of the Hotel as a “Doubletree” hotel. Purchaser shall use commercially reasonable efforts to obtain the consent of Franchisor to the transactions contemplated by this Agreement in accordance with the terms of the Franchise Agreement, and shall cause Purchaser’s Operating Tenant to enter into a new franchise agreement with the Franchisor for the continued operation of the Hotel as a “Doubletree” hotel on such terms as Franchisor shall require and Purchaser shall approve. Purchaser shall promptly (and in any event within five (5) days after the Contract Date) provide Franchisor with any and all applications and information reasonably required by Franchisor in connection with such consent and otherwise comply with the Franchise Agreement (including the payment of any required fees). Purchaser shall pay any and all fees, costs and expenses payable to Franchisor in connection with the review and approval by the Franchisor of Purchaser’s application to purchase the Hotel and Purchaser’s Operating Tenant entering into of a new franchise agreement with Franchisor at the Property. In the event Purchaser has complied with the requirements of this Section and Franchisor has not approved the new franchise agreement for Purchaser’s designee by the date for Closing specified in Article 5, Purchaser shall have the right to delay the Closing for a period of not more than sixty (60) days by giving written notice to Seller no later than the scheduled time for Closing.
          6.10 Employees. Purchaser agrees that it will permit Manager to offer employment to a sufficient number of the hotel employees so that there shall not be more than forty-nine (49) employees who are not offered employment upon Closing with the Purchaser or its designee. All hotel employees who are hired by Manager shall herein be referred to as “Rehired Employees.” Purchaser agrees to permit Manager to hire the Rehired Employees on terms and conditions, including, without limitation, aggregate compensation, seniority status (for purposes of benefits eligibility and vacation accrual), job duties and responsibilities, that are substantially similar to the employment terms and conditions that are applicable to such Rehired Employees in their employment by Manager prior to the Closing. Purchaser further agrees that, absent good cause (as determined solely by Purchaser) for terminating any Rehired Employee, the employment of each Rehired Employee on the terms described above shall continue for at least thirty (30) days following the Closing. Seller shall not be required to give, or cause the Manager to give, any layoff, closing or other termination notices or otherwise incur any liability pursuant to the provisions of the Federal Worker Adjustment and Retraining Notification Act. 29 U.S.C. 2101-2109 and/or any similar law in effect in the State of Maryland.
Article VII
PURCHASER’S CONDITIONS PRECEDENT TO CLOSING
     It shall be an express precondition to Purchaser’s obligation to purchase the Property that each and every one of the following conditions shall have been satisfied as of the Closing Date (or waived by Purchaser).
          7.1 Representations and Warranties. Each of Seller’s representations and warranties shall be true and accurate in all material respects as if made on and as of the Closing Date.
          7.2 Covenants of Seller. All actions Seller covenants herein to take shall have been completed in all material respects.
          7.3 Termination of Operating Lease, Service Contracts and Equipment Leases. The Operating Lease shall have been terminated, at Seller’s sole cost. Each Service Contract and Equipment Lease shall have been terminated at Seller’s sole cost unless Purchaser requests in writing prior to Closing that it remain in effect after Closing. On the Closing Date, there shall be no contract or agreement in effect between Seller or Operating Tenant and any third party for management of the Property after the Closing Date.
          7.4 Title. Purchaser shall be able to obtain the Title Policy in conformance with the Title Commitment, subject only to the Permitted Exceptions.
          7.5 Replacement Management Agreement. Manager shall have entered into the Replacement Management Agreement.
          7.6 Liquor License. Purchaser and Seller shall have entered into the document set forth on Exhibit K relating to the transfer of the existing liquor license for the Hotel to Purchaser’s designee in accordance with Section 6.6 and the continued sale of alcoholic beverages at the Hotel pending approval of such transfer.

          7.7 Franchise Agreement. The Franchise Agreement shall have been transferred or replaced, as applicable, at Purchaser’s sole cost, subject to the provisions of Section 6.9.
          7.8 Stairwell Project. Seller shall have completed the Stairwell Project and achieved closure of the building permit related to the Stairwell Project.
          7.9 Failure of Condition. In the event of the failure of any condition precedent set forth above, Purchaser, at its sole election, may (a) terminate this Agreement (and receive a return of the Deposit and all interest earned thereon); (b) waive the condition and proceed to Closing; (c) extend the Closing Date for such additional period of time as may be reasonably required to allow Seller to remedy such failure; or (d) if such failure arises from Seller’s breach of this Agreement, avail itself of any remedies provided in Section 10.2.
Article VIII
SELLER’S CONDITIONS PRECEDENT TO CLOSING
     It shall be an express precondition to Seller’s obligation to convey the Property that each and every one of the following conditions shall have been satisfied as of the Closing Date (or waived by Seller).
          8.1 Representations and Warranties. Each of Purchaser’s representations and warranties shall be true and accurate in all material respects as if made on and as of the Closing Date.
          8.2 Covenants of Purchaser. All actions Purchaser covenants herein to take shall have been completed in all material respects.
          8.3 Purchase Price. Purchaser shall be able to deliver the Purchase Price to the Title Company.
          8.4 Replacement Management Agreement. Purchaser’s Operating Tenant shall have entered into the Replacement Management Agreement.
          8.5 Franchise Agreement. The Franchise Agreement shall have been transferred or replaced, as applicable, at Purchaser’s sole cost, subject to the provisions of Section 6.9. Each of Seller, Operating Tenant and their respective affiliates shall have been released, in writing, from any further liability under the Existing Franchise Agreement.

Article IX
CLOSING DELIVERIES
          9.1 Deed. Seller shall deliver a special warranty deed in recordable form conveying to Purchaser Seller’s fee simple interest in the Hotel (the “Deed”) free of all Encumbrances other than the Permitted Exceptions.
          9.2 Bill of Sale. Seller shall deliver a bill of sale, dated as of the Closing Date, conveying to Purchaser, the Personal Property, free of all Encumbrances other than the Permitted Exceptions.
          9.3 Assignment of Permits. Seller shall deliver an assignment of all existing permits relating to the Property, if and to the extent assignable, to Purchaser.
          9.4 Assignment of Service Contracts, Rooms Agreements and Equipment Leases. Seller shall deliver an assignment of all Service Contracts, Rooms Agreements and Equipment Leases to Purchaser, which Purchaser shall assume.
          9.5 FIRPTA Certificate. Seller shall deliver a certificate, dated as of the Closing Date, to establish that Seller is not a foreign person for the purposes of the Foreign Investors in Real Property Tax Act.
          9.6 Assignment of Space Leases. Seller shall deliver an assignment of the Space Leases to Purchaser, which Purchaser shall assume.
          9.7 Replacement Management Agreement. Purchaser’s Operating Tenant and Manager shall have entered into the New Management Agreement.
          9.8 Original Documents. Seller shall deliver the original permits, Service Contracts, Room Agreements, Equipment Leases and Space Leases which are to be assigned to Purchaser.
          9.9 Other Documents. Seller shall deliver such other documents and instruments as may be reasonably requested by the Title Company to effectuate the transactions contemplated by this Agreement and to induce the Title Company to insure title to the Hotel as described herein.
          9.10 Possession; Keys. Seller shall deliver possession of the Property to Purchaser, together with all keys, including, without limitation, keys for all security systems, rooms and offices.
          9.11 Purchase Price. Purchaser shall deliver the Purchase Price.

          9.12 Settlement Statement. Purchaser and Seller each shall execute and deliver a settlement statement(s) prepared by the Title Company in connection with the transactions contemplated hereunder.
Article X
DEFAULT
          10.1 Purchaser’s Default. If Purchaser fails to consummate the purchase and sale contemplated herein after all conditions precedent to Purchaser’s obligation to do so have been satisfied or waived by Purchaser, the Title Company shall pay the Deposit to Seller in accordance with the Escrow Instructions, as full and complete liquidated damages, and as the exclusive and sole right and remedy of Seller, whereupon this Agreement shall terminate and neither party shall have any further obligations or liabilities to the other party except for those expressly stated to survive the termination of this Agreement.
          10.2 Seller’s Default. If Seller breaches its representations, warranties, covenants and/or agreements under this Agreement or has failed or is unable to consummate the purchase and sale contemplated herein by the Closing Date, Purchaser either may (a) waive such default and proceed to Closing, (b) within sixty (60) days following the scheduled Closing Date, commence an action for specific performance, or (c) terminate this Agreement, whereupon the Title Company shall return the Deposit to Purchaser in accordance with the Escrow Instructions, Seller shall reimburse Purchaser for its actual costs incurred in connection with the transaction contemplated by this Agreement not to exceed ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($100,000.00), and neither party shall have any further obligations or liabilities to the other party except for those expressly stated to survive the termination of this Agreement.
Article XI
INDEMNIFICATION
          11.1 Agreement to Indemnify. Subject to any express provisions of this Agreement to the contrary, (a) Seller shall hold harmless, indemnify and defend Purchaser against any and all obligations, claims, losses, damages, liabilities and expenses (including reasonable attorneys’ fees and other charges) arising out of (i) the material inaccuracy of any representation or warranty of Seller herein, (ii) the failure of Seller to perform any of its obligations hereunder in any material respect, (iii) damage to property or injury to or death of any person occurring on or about the Property or any portion thereof at any time or times prior to the Closing, and (b) Purchaser shall hold harmless, indemnify and defend Seller against any and all obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and other charges) arising out of (i) the material inaccuracy of any representation or warranty of Purchaser herein, (ii) the failure of Purchaser to perform any of its obligations hereunder in any material respect, or (iii) damage to property or injury to or death of any person or otherwise occurring in connection with the Property at any time or times after the Closing.
          11.2 Indemnification Regarding Assumed Obligations. Whenever it is provided in this Agreement that an obligation of one party will be assumed by the other party after the Closing, the party so assuming such liability also shall be deemed to have agreed to indemnify, defend and hold harmless the other party and its successors and assigns, from all claims, losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and other charges) arising from any failure of the assuming party to perform
~~the obligation so assumed after the Closing~~
.
          11.3 Notice and Cooperation on Indemnification. Whenever either party shall learn through the filing of a claim or the commencement of a proceeding or otherwise of the existence of any liability for which the other party is or may be responsible under this Agreement, the party learning of such liability shall notify the other party promptly and furnish such copies of documents (and make originals thereof available) and such other information as such party may have that may be used or useful in the defense of such claims and shall afford said other party full opportunity to defend the same in the name of such party and generally shall cooperate with said other party in the defense of any such claim.
Article XII
CASUALTY OR CONDEMNATION
     If, prior to Closing, (a) condemnation proceedings are commenced against all or any material portion of the Property or (b) the Property is damaged by fire or other casualty to the extent that the cost of repairing such damage shall be TWO MILLION AND 00/100 DOLLARS ($2,000,000.00) or more, Purchaser shall have the right, upon notice in writing to the Seller delivered within fifteen (15) days after actual notice of such condemnation, fire or other casualty, to terminate this Agreement, whereupon the Deposit and all interest earned thereon shall be returned immediately to Purchaser, and neither party shall have any further liability to the other hereunder except for those liabilities which expressly survive the termination hereof. If Purchaser does not elect, or is not entitled, to terminate this Agreement, the Purchase Price shall not be reduced except as hereinafter set forth, but Purchaser shall be entitled to an assignment of all of Seller’s share of the proceeds of fire or other casualty insurance proceeds (if any) payable with respect to the period after Closing or of the condemnation award, as the case may be, and Seller shall have no obligation to repair or restore the Property; provided, however, that the Purchase Price shall be reduced by an amount equal to the sum of (a) any uninsured or unreimbursed amount, (b) the “deductible” applied by Seller’s insurer with respect to such fire or casualty and (c) the amount by which the proceeds of such insurance will be reduced by reason of the application of any co-insurance clause in Seller’s insurance policy. If Purchaser proceeds to Closing hereunder, Seller shall not compromise, settle or adjust any claims to such proceeds or awards, without Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.
Article XIII
APPORTIONMENTS
          13.1 Apportionments. The following apportionments shall be made between the parties at the Closing as of the close of business on the day immediately prior to the Closing Date (the “Apportionment Date”).
               13.1.1 real estate taxes, personal property taxes, special assessments and vault charges, if any, on the basis of the fiscal period for which assessed; provided that Seller shall be entitled to any refunds thereof which relate to the period prior to the Closing Date (and if any prorations made hereunder are made based upon assessments which are subsequently changed, appropriate adjustments of such prorated amounts shall be made by Seller and Purchaser and reconciled following Closing);
               13.1.2 fuel oil in the tank at the Property, if any, (based upon invoice cost, first in, first out), water and sewer service charges and charges for gas, electricity, telephone and all other public utilities. If there are meters measuring the consumption of water, gas or electric current, Seller, not more than one day prior to the Apportionment Date, if possible, shall cause such meters to be read, and shall pay all utility bills for which Seller is liable upon receipt of statements therefor. Purchaser shall be responsible for causing such utilities and services to be changed to its name and shall be liable for and shall pay all utility bills for services rendered after the Apportionment Date;
               13.1.3 amounts which have been paid or are payable under the Service Contracts, Equipment Leases and Space Leases assigned to and assumed by Purchaser at Closing;
               13.1.4 prepaid advertising expenses;
               13.1.5 commissions of credit and referral organizations;
               13.1.6 Seller shall be responsible for paying all sales taxes on revenues received on or prior to the Apportionment Date and Purchaser shall be responsible for paying all sales taxes on revenues received after the Apportionment Date; and
               13.1.7 all other charges and fees customarily prorated and adjusted in similar transactions.

          13.2 Deposits. All deposits (including any interest thereon due the party making such deposit) from guests or others made as security or in connection with future services to be rendered, including deposits made under the Space Leases and Rooms Agreements and deposits for banquets and meetings at the Hotel, shall be credited to Purchaser at the Closing. Purchaser shall assume responsibility for the amount so credited and shall hold Seller harmless therefrom. Seller shall hold Purchaser harmless from any liability for deposits not so credited.
          13.3 Room Revenue. All revenues received or to be received from transient guests on account of room rents for the period ending on the Apportionment Date shall belong to Seller, and for the period beginning on the day immediately following the Apportionment Date such revenues shall belong to Purchaser. The accounts receivable of registered guests at the Property who have not checked out and were occupying rooms as of 12:01 a.m. on the Closing Date are collectively called the “Current Ledger”, and Purchaser shall pay over to Seller, as received by Purchaser, Seller’s share of the proceeds of the Current Ledger attributable to payments of each guest’s account for the period ending on the Apportionment Date, less applicable credit card and travel agent commissions allocable to such share, which commissions shall be paid by Purchaser out of such proceeds when and as collected; provided, however, that the portion of the Current Ledger attributable to room rents for the final night prior to Closing shall be shared equally between Seller and Purchaser. In the event that an amount less than the total amount due from a guest is collected and the guest continued in occupancy after the Apportionment Date, such amount shall be applied first to any indebtedness owing by such person to Purchaser and thereafter to such person’s indebtedness to Seller.
          13.4 Accounts Receivable; Accounts Payable.
               13.4.1 All accounts receivable (other than the Current Ledger) originating prior to the Apportionment Date shall belong to Seller. A list of all such accounts receivable (other than the Current Ledger) shall be presented to and be initialed by Purchaser and Seller at Closing. Following Closing, Purchaser shall use good faith efforts toward the collection of such accounts receivable, but Purchaser shall have no responsibility or liability with regard to such accounts receivable nor be expected to incur any cost with respect to such collections. Seller shall be entitled to undertake its own collection efforts with respect to such accounts receivable. With regard to any collection made from any person or entity who is indebted to the Property both with respect to accounts receivable accruing prior to the Apportionment Date and to accounts receivable accruing subsequent to the Apportionment Date, any such collection that is undesignated shall be applied first to the payment in full of any amounts due to Purchaser on accounts accruing subsequent to the Apportionment Date and then to amounts due to Seller on accounts accruing prior to the Apportionment Date; provided, however, that any such collection that is specifically designated as payable to amounts due to Seller on accounts accruing prior to the Apportionment Date shall be applied to the payment of such amounts.
               13.4.2 All accounts payable related to the Property for the periods prior to and including the Apportionment Date shall be retained by and shall remain the obligation of Seller, and Purchaser shall not be liable therefor, except to the extent Purchaser receives a credit therefor at Closing or otherwise expressly assumes such liabilities in writing pursuant to this Agreement.
          13.5 Food and Beverage Revenue; Vending Machine Revenue. All monies received in connection with bar and restaurant services at the Property (other than amounts due from any guest) during the Apportionment Date shall belong to Seller. Vending machine proceeds shall be counted on the Apportionment Date and the net amount thereof shall be credited to Seller at Closing.
          13.6 Guests’ Property. All baggage or other property of patrons of the Property checked or left in care of Seller shall be listed in an inventory to be prepared in duplicate and signed by Seller’s and Purchaser’s representatives on the Closing Date. Purchaser shall be responsible from and after the Closing Date and will indemnify and hold Seller harmless from and against all claims for all baggage and property listed in such inventory. Seller shall indemnify and hold harmless Purchaser from and against claims for baggage and property not listed in such inventory but claimed to have been left in custody at the Property prior to the Closing Date. All baggage or other property of guests retained by Seller as security for unpaid accounts receivable may be left on the Property without any responsibility or liability therefor on the part of Purchaser, for a period not to exceed one (1) month from Closing Date, within which time such baggage or other property shall be removed or otherwise disposed of by Seller and Seller shall indemnify and hold harmless Purchaser from and against claims for such baggage and property.
          13.7 Accounting. Except as otherwise expressly provided herein, all apportionments and adjustments shall be made on an accrual basis in accordance with generally accepted accounting principles. The computation of the adjustments shall be jointly prepared by Seller and Purchaser. To the extent the exact amount of any adjustment item provided for in this Article XIII cannot be precisely determined on the Closing Date, the Seller and Purchaser shall estimate the amount thereof, for purposes of computing the net amount due Seller or Purchaser pursuant to this Article XIII and shall determine the exact amount thereof not later than sixty (60) days after the Closing Date.
          13.8 Employee Compensation. Seller and the Manager shall be solely responsible for any liability for payment of all employees’ wages, accrued vacation pay, sick leave, bonuses, pension benefits, including, without limitation, any COBRA rights, and other benefits earned by and due to employees at the Property through 12:01 a.m. on the Closing Date, together with F.I.C.A., unemployment and other taxes and benefits due from any employer of such employees. Seller shall indemnify and hold Purchaser harmless from and against any and all liability, loss, cost, damage or expense related to any of the foregoing items. Such indemnity shall survive Closing.
               Notwithstanding the foregoing, Purchaser may elect, at its option, to receive a credit against the Purchase Price for the amount of accrued vacation pay (the “PTO Credit”) for employees who will be retained by Manager. Purchaser shall indemnify and hold Seller harmless from and against any and all liability, loss, cost, damage or expense for claims by such employees for vacation pay to the extent of the PTO Credit.
Article XIV
MISCELLANEOUS
          14.1 Survival. Unless otherwise expressly provided for in this Agreement, the representations, warranties, covenants and indemnities contained in this Agreement shall be effective as of the Closing Date, and any liability with respect to breach thereof shall survive the Closing for a period of twelve (12) months. Notwithstanding the foregoing, the representation of Seller set forth in Section 3.2.1 shall expire and be of no further force and effect as of the Closing and Seller’s obligation to pay sales taxes on revenues received on or prior to the Apportionment Date under Section 13.1.6 shall survive until December 31, 2011.
          14.2 Assignment. This Agreement may not be assigned by Purchaser without the prior written consent of Seller, which Seller may grant or deny in its sole and absolute discretion; provided, however that Purchaser shall be permitted to assign this Agreement without the prior consent of Seller to any entity wholly owned and controlled by Purchaser, provided notice thereof is given to Seller at least ten (10) business days prior to the Closing and such assignee assumes in writing all of Purchaser’s obligations hereunder. Notwithstanding the assumption of this Agreement by such assignee, the Purchaser named herein shall remain liable for all of the Purchaser’s obligations hereunder until the Closing Date and shall not be deemed to be released as a result of such permitted assignment and assumption prior to the Closing Date.
          14.3 Consents. If, under this Agreement, the consent of a party is required, the consent shall be in writing and shall be executed by a duly authorized officer or agent.
          14.4 Applicable Law. This Agreement shall be governed by the laws of the State of Maryland, without resort to the choice of law rules thereof.

          14.5 Headings; Exhibits. The headings of articles and sections of this Agreement are inserted only for convenience; they are not to be construed as a limitation of the scope of the particular provision to which they refer. All exhibits attached or to be attached to this Agreement are incorporated herein by this reference.
          14.6 Notices. Notices and other communications required by this Agreement shall be in writing and delivered by hand against receipt or sent by recognized overnight delivery service or by certified or registered mail, postage prepaid, with return receipt requested. All notices shall be addressed as follows:
If to Purchaser:
Tar Heel Owner LLC
c/o Pebblebrook Hotel Trust
2 Bethesda Metro Center
Suite 1530
Bethesda, Maryland 20814
Attention: Thomas C. Fisher
with a copy to:
John M. Ratino, Esquire
Hunton & Williams LLP
1900 K Street, N.W.
Washington, DC 20006
If to Seller:
THI IV Bethesda LLC
c/o Thayer Lodging Group, Inc.
1997 Annapolis Exchange Parkway
Suite 550
Annapolis, Maryland 21401
Attention: Carroll Warfield, President
with a copy to:
Carol Weld King, Esquire
Hogan & Hartson L.L.P.
555 13th Street, N.W.
Washington, D.C. 20004
                  or to such other address as may be designated by a proper notice. Notices shall be deemed to be effective upon receipt (or refusal thereof) if personally delivered or sent by recognized overnight delivery service or three (3) days following the date of mailing if sent by certified mail.
          14.7 Limitation on Liability. Seller shall have no liability for the breach of any representation, warranty, covenant indemnity or other obligation expressly stated to survive the Closing hereunder unless and until the aggregate amount of Purchaser’s out-of-pocket damages and expenses directly resulting from such breaches exceeds ONE HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($150,000.00) and shall not, in any event exceed, in the aggregate, an amount equal to three percent (3%) of the Purchase Price.
          14.8 Waiver. The failure of either party to insist on strict performance of any of the provisions of this Agreement or to exercise any right granted to it shall not be construed as a relinquishment or future waiver; rather, the provision or right shall continue in full force. No waiver of any provision or right shall be valid unless it is in writing and signed by the party giving it.
               14.8.1 Partial Invalidity. If any part of this Agreement is declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such portion had never existed, unless this construction would operate as an undue hardship on Seller or Purchaser or would constitute a substantial deviation from the general intent of the parties as reflected in this Agreement.
               14.8.2 Entire Agreement. This Agreement, together with the other writings signed by the parties and incorporated by reference and together with any instruments to be executed and delivered under this Agreement, constitutes the entire agreement between the parties with respect to the purchase and sale of the Property and supersedes all prior oral and written understandings. Amendments to this Agreement shall not be effective unless in writing and signed by the parties hereto.
               14.8.3 Time is of the Essence. Time is of the essence with respect to performance of all obligations under this Agreement.
               14.8.4 Waiver of Jury Trial. Seller and Purchaser each hereby waives any right to jury trial in the event any party files an action relating to this Agreement or to the transactions or obligations contemplated hereunder.
               14.8.5 Counterparts. This Agreement may be executed in any number of counterparts which, when taken together, shall constitute a single, binding instrument.
               14.8.6 Brokerage. Purchaser and Seller represent to each other that no broker or consultant acting on its behalf (other than Eastdil, who shall be compensated by Seller pursuant to the terms of a separate agreement) brought about this transaction. Each of the parties hereto agrees to indemnify and hold the other harmless from claims made by any broker, attorney or finder claiming through such party for a commission, fee or compensation in connection with this Agreement or the sale of the Property hereunder. The provisions of this Section 14.14 shall survive Closing.
               14.8.7 Time for Performance. If the date for the performance of any obligation, or the giving of any notice, by Seller or Purchaser hereunder falls upon a Saturday, Sunday or legal holiday recognized by the United States government, then the time for such performance or notice shall be extended until the next business day.
               14.8.8 Confidentiality. Except as hereinafter provided, Purchaser and Seller and their representatives shall keep the terms, conditions and provisions of this Agreement and all documents or information disclosed to or made available to or discovered by each party in connection with this Agreement confidential and such information shall be used solely for the purpose of evaluating or effecting the transactions contemplated by this Agreement, and neither Purchaser nor Seller shall make any public announcements hereof unless and until the Closing occurs unless the other first reasonably approves of same in writing, nor shall either disclose unless and until the Closing occurs the terms, conditions and provisions of this Agreement or such other documents or information, except to persons who, in the reasonable business judgment of Seller or Purchaser, as applicable, “need to know” for the purpose of evaluating or effecting the transactions contemplated by this Agreement, and who are instructed to keep such information confidential, such as their respective officers, directors, employees, attorneys, accountants, engineers, surveyors, consultants, financiers, partners, investors, potential lessees and bankers and such other third parties whose assistance is required in connection with the consummation of this transaction; provided, however, that information or documents shall not be subject to the provisions of this Section 14.16 if, not otherwise in violation of this Section 14.16, such information or documents, (i) were or become(s) generally available to the public, or (ii) were or become(s) available to Purchaser on a non-confidential basis from a source other than Seller or its representatives or Manager. Upon full execution of this Agreement and if the Closing occurs, the parties may either make a joint press release, or each party may make an individual press release that is mutually and reasonably agreed to by the other party. The terms of this Section 14.16 shall supersede any prior confidentiality agreements executed by Seller, Purchaser, or any of their respective affiliates to the extent such confidentiality agreements relate or refer, directly or indirectly, to the transactions contemplated by this Agreement. If either Seller or Purchaser or any of their representatives is required by any subpoena, interrogatories, request for production, or other legal process or by any applicable laws to disclose any confidential information, Seller or Purchaser, as applicable, will give the other party prompt written notice of the requirement and will cooperate with the other party so that the other party, at its expense, may seek an appropriate protective order. In the absence of a protective order, the party required to disclose, including any representatives, may disclose only such confidential information as may be necessary to avoid any penalty, sanction, or other material adverse consequence, and the party required to disclose will use reasonable efforts to secure confidential treatment of any confidential information so disclosed. Notwithstanding the foregoing, if Purchaser determines, after consultation with counsel, that it is required by Federal or state securities laws or regulations to publicly disclose the existence or terms of this Agreement, before or after Closing occurs, Purchaser shall allow Seller a reasonable period of time, not to exceed two (2) business days, to review Purchaser’s proposed disclosure in advance of Purchaser making such disclosure but, for the avoidance of doubt, Purchaser shall be permitted to make such disclosure and shall not be required to obtain the consent of Seller prior to making such disclosure.
[SIGNATURES APPEAR ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date indicated below.

SELLER

WITNESS:	THI IV BETHESDA LLC

/s/ Constantine Kern	By:	/s/ Kimberly Gauthier Kimberly Gauthier
Vice President and Secretary
Date:

PURCHASER

TAR HEEL OWNER LLC

/s/ Raymond D. Martz	By:	/s/ Thomas C. Fisher
		Name:	Thomas C. Fisher
		Its:	Vice President
		Date:	5/6/10
[Purchase and Sale Agreement Signature Page]

EXHIBITS

A	Legal Description of Land
B	List of Service Contracts
C	List of Space Leases
D	List of Rooms Agreements
E	Form of Escrow Instructions For Deposit
F	List of Equipment Leases
G	Permitted Exceptions
H	Environmental Reports
I	Form of New Management Agreement
J	Stairwell Pressurization Project
K	Centralized Services
[Purchase and Sale Agreement Signature Page]